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Exhibit 99(a)(4)

TO:	Eligible Employees, Officers and Directors
FROM:	Robert H. Ewald Chairman of the Board
SUBJECT:	OFFER TO EXCHANGE OPTIONS
DATE:	December 20, 2001

IMPORTANT NEWS—PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE JANUARY 25, 2002.

    The board of directors of Learn2 Corporation has adopted resolutions offering to all eligible employees, officers and directors who hold stock options the opportunity to exchange their outstanding, unexercised stock options for options exercisable at the fair market value of our stock on or about August 1, 2002. Employees, officers and directors are "eligible" to participate in the Offer to Exchange if they (i) were employees, officers and/or directors of Learn2 or its subsidiaries (including Learn2.com, Inc. and ViaGrafix Corporation) on September 25, 2001, and (ii) are employees, officers and/or directors of Learn2 or its subsidiaries on both the date (A) the Offer to Exchange commences and (B) Learn2 grants the new options under the E-Stamp Corporation 1999 Stock Option Plan (the "Plan"). We are making the offer upon the terms and conditions described in the Offer to Exchange, this memorandum, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant New Stock Option(s). Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5:00 p.m., Eastern Time, on January 25, 2001.

    If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for the same number of shares as your Old Option, subject to adjustments for any stock splits, stock dividends and similar events, less any exercised shares. The New Option will be granted under the terms of the Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

THE NEW OPTION

    1.  All grants cancelled pursuant to this offer are eligible for the New Option.

    2.  The New Option will be priced at the fair market value on the day we grant the option, expected to be on or about August 1, 2002, which is defined as the closing price on the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on the date of grant. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

    3.  The New Option will be vested in accordance with the vesting schedule of the Old Option, except that stock options that vested solely as a result of the merger between Learn2 and Learn2.com, Inc. (the "Merger") will be treated as unvested stock options.

    4.  If your employment and/or directorship with Learn2 terminates for any reason prior to August 1, 2002, you will not receive a New Option.

    5.  All other rules of the Plan will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

    1.  All option grants are eligible for consideration for the New Option assuming your election is received by 5:00 p.m., Eastern Time, on January 25, 2002 or, if we have extended the offer, by the new expiration of the offer.

    2.  Any of your outstanding, unexercised options may be cancelled. If you elect to cancel an Old Option, it must be cancelled in its entirety.

    3.  If you decide to tender any of your options, then you must tender all of your options that were granted by Learn2 Corporation to you during the six month period prior to the cancellation of any tendered options. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled. We expect to grant the New Option on or about August 1, 2002, unless we have to change the date because the offer had been extended.

    4.  Individuals canceling a grant pursuant to this offer will not be eligible for additional grants until after August 1, 2002.

    5.  Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment and/or directorship is terminated and you do not receive a New Option.

    6.  All New Options will be the same type of options as your Old Options, to the extent allowed by the tax laws.

    7.  All rights to cancelled grants will be irrevocably forfeited.

    All eligible Option Holders must complete an Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to the Learn2 Human Resources Department at (914) 682-4446 by no later than 5:00 p.m., Eastern Time, on January 25, 2002. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

    Learn2 will e-mail a confirmation of receipt within 48 hours of receiving your Election Form.

    IF YOUR ELECTION IS RECEIVED AFTER 5:00 P.M., EASTERN TIME, ON JANUARY 25, 2002, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

    You will receive shortly a more detailed document, entitled an Offer to Exchange, explaining the program in greater detail. In the meantime, below are the answers to some Frequently Asked Questions ("FAQ's") regarding the offer, which you should read.

"FREQUENTLY ASKED QUESTIONS"

    The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the Offer to Exchange, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant New Option(s) because the information in this memorandum and FAQ is not complete, and additional important information is contained in the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject.

1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Learn2 held by eligible employees, officers and directors for new options we will grant under the Plan.

2.  WHY ARE WE MAKING THE OFFER TO EXCHANGE?

    We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee, officer and director contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees, officer and directors a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees, officers and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value.

3.  WHO IS ELIGIBLE?

    Learn2 is offering eligible employees, officers and directors the opportunity to exchange all outstanding, unexercised options to purchase shares of Learn2 common stock for new options which we will grant under the Plan. Employees, officers and directors are "eligible" to participate in the Offer to Exchange if they (i) were employees, officers and/or directors of Learn2 or its subsidiaries (including Learn2.com, Inc. and ViaGrafix Corporation) on September 25, 2001, and (ii) are employees, officers and/or directors of Learn2 or its subsidiaries on both the date (A) the Offer to Exchange commences and (B) Learn2 grants the new options under the Plan.

4.  HOW DOES THE EXCHANGE WORK?

    The offer to exchange will require an eligible employee, officer and/or director to make a voluntary, irrevocable election to cancel outstanding stock options by 5:00 p.m., Eastern Time, on January 25, 2002 (unless we extend the offer), in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, which we expect to be on or about August 1, 2002, and priced at Learn2's closing market price as reported on the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on that date. Such new options would be subject to the terms and conditions of the Plan. To participate, eligible employees, officers and directors must cancel any and all Learn2 options granted by E-Stamp Corporation from July 20, 2001 to January 25, 2002.

5.  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

    Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to the Learn2 Human Resources Department before 5:00 p.m., Eastern Time, on January 25, 2002. If you have questions about delivery, you may contact the Stock Options Office of Learn2 at (914) 682-4300 or stockoptions@Learn2.com. You should review the Offer to Exchange, the memorandum from Robert H. Ewald, Chairman of the Board of Learn2, dated December 20, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant Stock Option(s) and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted.

    If we extend the offer beyond January 25, 2002, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

    If you cannot deliver your Election Form to the Learn2 Human Resources Department, then you should contact the Stock Options Office of Learn2 at (914) 682-4300 or stockoptions@Learn2.com before January 25, 2002.

6.  IS THIS A REPRICING?

    This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, a person's current options would be immediately repriced and Learn2 would have a variable accounting charge against earnings.

7.  WHY CAN'T LEARN2 JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

    In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, Learn2's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

8.  WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

    Because of the large number of underwater options currently outstanding at Learn2, a total grant of additional options would have severe negative impact on Learn2's dilution, outstanding shares and earnings per share. Additionally, Learn2 has a limited pool of options that it is allowed to grant per calendar year, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

9.  WOULDN'T IT BE EASIER TO JUST QUIT LEARN2 AND THEN GET REHIRED?

    This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Learn2 to incur a variable accounting charge against earnings. In addition, by leaving Learn2 and being rehired later, an employee would not receive credit for prior service for vesting purposes.

10. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

    Options designated to be exchanged under this offer will be cancelled on January 28, 2002.

11. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

    The deadline to participate in this offer is 5:00 p.m., Eastern Time, on January 25, 2002, unless we extend the offer. This means that the Learn2 Human Resources Department must have your form in hand before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer.

12. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

    If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

13. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

    You may withdraw the options you have elected for exchange at any time before 5:00 p.m., Eastern Time, on January 25, 2002. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to Human Resources by 5:00 p.m., Eastern Time, on January 25, 2002. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

14. MAY I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO TENDER FOR EXCHANGE?

    Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to the Learn2 Human Resources Department by hand delivery or by fax to (914) 682-4446 by 5:00 p.m., Eastern Time, on January 25, 2002. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

15. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

    No. If we accept options you tender in the offer, you will not receive any other option grants before you receive your new options.

16. WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

    If you are a United States-based employee, officer and/or director neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you. However, if you exchange eligible incentive stock options pursuant to the offer, there is a possibility that some or all of the replacement stock options you receive would be nonqualified options, the tax treatment of which is not as favorable to you. For eligible employees, officers and/or directors residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine material U.S. federal, state, local and applicable foreign tax and social insurance consequences of electing to exchange options pursuant to the offer. All eligible employees, officers and directors are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

17. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

    We understand that this will be a challenging decision for all eligible employees, officers and directors. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's, officer's and director's personal decision.

18. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER OPTIONS. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN LEGAL COUNSEL, ACCOUNTANT AND/OR FINANCIAL ADVISOR.

19. WHAT IF I LEAVE LEARN2 BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

    You will have forfeited the options tendered and accepted for exchange and you will receive no new options. Once the offer to exchange expires (at 5:00 p.m., Eastern Time, on January 25, 2002, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave Learn2 or one of its subsidiaries for any reason before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new option that would have been issued on the replacement grant date. THEREFORE, IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE, OFFICER OR DIRECTOR ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE, OFFICER OR DIRECTOR ON THE REPLACEMENT GRANT DATE.

SPECIFIC QUESTIONS ABOUT THE OPTIONS TO BE EXCHANGED

20. WHICH OPTIONS CAN BE EXCHANGED?

    If you are eligible and elect to participate in this offer, you may opt to exchange one or more options granted under the Plan. If you elect to exchange one or more options, you are not required to exchange any other options.

21. CAN I CHOOSE WHICH OPTIONS I WANT TO EXCHANGE, IF I HAVE MULTIPLE OPTIONS?

    You may choose to exchange one or more options. It is up to you to pick which options, if any, you would like to tender for exchange.

22. CAN I EXCHANGE THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

    Yes. Any remaining outstanding, unexercised portion of an option can be exchanged. The new option will be on a one-for-one basis but only in replacement of the portion of the option exchanged.

23. CAN I SELECT WHICH PORTION OF AN OPTION TO EXCHANGE?

    No. We cannot partially exchange an outstanding option. The remaining unexercised portion of an option must either be exchanged in full or not exchanged.

24. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE EXCHANGED OPTIONS?

    Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

25. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

    If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. New options will be granted under the Plan. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options.

26. WHAT WILL BE THE VESTING SCHEDULE OF MY NEW OPTIONS?

    Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. If you tender options for exchange as described in the offer, each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested, except that stock options that vested solely as a result of the merger will be treated as unvested stock options,
  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and
  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect and the Merger not occurred. For example:
  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.
  •
  The new grant occurs 6 months and one day after cancellation.
  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

27. WHAT WILL THE EXERCISE PRICE OF MY NEW OPTION BE?

    The exercise price for the new options, which will be granted on the replacement grant date, expected to be on or about August 1, 2002, will be the fair market value of our stock on the date of grant, which is defined as the last reported sales price of our common stock on the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

28. WHAT WILL BE MY NEW OPTION TYPE, INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION?

    If you are a United States employee, your new options will be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

29. WHEN WILL I RECEIVE MY NEW OPTIONS?

    We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our board of directors will select the actual grant date for the new options. If we cancel tendered options on January 28, 2002, which is the scheduled date for the cancellation of the tendered options (the day following the expiration date of the offer), the new options will be granted on or about August 1, 2002. You must be an employee, officer and/or director on the date we are granting the new options in order to be eligible to receive them.

30. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

    If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

31. WHEN WILL I SEE THE NEW OPTIONS AND WHEN WILL I RECEIVE MY NEW OPTION NOTICE?

    After the replacement grant date; and your new option notice and agreement will be sent to you within six weeks after the replacement grant date.

32. WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

    Your new options will be subject to the terms and conditions of the Plan.

33. CAN I HAVE AN EXAMPLE OF HOW AN OFFER TO EXCHANGE MIGHT WORK?

Example

Assumptions:

Your Grant Date: July 1, 2000

Your Original Stock Option: 4,800 shares

Your Original Stock Option Price: $5.00

Your Original Vesting Schedule: 1,200 shares vest July 1, 2001, then monthly thereafter until fully vested in June 2004 or until termination of employment.

Hypothetical Stock Price on New Options Grant Date, August 1, 2002: $2.00

    Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on January 28, 2002. On the replacement grant date, which would be August 1, 2002, we would grant you a new option for 4,800 shares, and in this example using the purely hypothetical stock price of $2.00, your new exercise price would be $2.00. The vesting schedule for this new option will be the same as for the prior option, and therefore will have vested 2,400 shares on August 1, 2002, then will vest monthly thereafter.

34. WHAT HAPPENS IF LEARN2 IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

    If we are acquired or involved in a similar transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new date but they would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of shares that you would have received, multiplied by the exchange ratio that was used in the merger.

35. AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

    We are conducting this offer only at this time, considering the stock market conditions that have affected many companies throughout the country. We do not currently have plans to offer another exchange program in the future. Because your stock options are valid for ten years from the date of initial grant, subject to continued employment and/or directorship, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

36. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact the Learn2 Human Resources Department, or the following:

  The Stock Options Office
  Learn2 Corporation
  telephone: (914) 682-4300
  e-mail: stockoptions@Learn2.com

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  Exhibit 99(a)(4)
"FREQUENTLY ASKED QUESTIONS"